Exhibit 99.1

FOR IMMEDIATE RELEASE

May 11, 2010

THE WALT DISNEY COMPANY REPORTS SECOND QUARTER EARNINGS

BURBANK, Calif. – The Walt Disney Company today reported earnings for its second fiscal quarter and six months ended April 3, 2010. Diluted earnings per share (EPS) for the second quarter increased 45% to $0.48 from $0.33 in the prior-year quarter. EPS for the current and prior-year quarter include the items discussed in the following paragraph. Excluding these items, EPS increased 12% to $0.48 from $0.43 in the prior-year quarter.

The current quarter included restructuring and impairment charges, a gain on the sale of an investment in a pay television service in Central Europe, and an accounting gain related to the acquisition of the Disney Stores in Japan, which collectively had no net impact on EPS. The prior-year quarter included restructuring and impairment charges which had a $0.10 per share impact on EPS.

For the six month period, diluted EPS was $0.93 compared to $0.78 in the prior-year period. In addition to the items discussed above, EPS for the current six months included restructuring and impairment charges and a gain on the sale of an investment in a television service in Europe which were recorded in the first quarter of the current year while the prior-year period included a gain on the sale of our investment in two pay television services in Latin America. Excluding these items, EPS increased 12% to $0.95 from $0.85 in the prior-year six months.

“The incredible box office performance of Disney’s Alice in Wonderland and acquisition of Marvel, whose Iron Man 2 has grossed $334 million in global box office in its first two weeks, clearly show the benefits of investing in high quality branded content,” said Robert A. Iger, President and CEO, The Walt Disney Company. “With the economy showing signs of improvement, we’re confident our strategy is the right one to provide consumers the best in entertainment while building long-term value for our shareholders.”

The following table summarizes the second quarter and six-month results for fiscal 2010 and 2009 (in millions, except per share amounts):

	Quarter Ended			Six Months Ended
	April 3, 2010	March 28, 2009	Change	April 3, 2010	March 28, 2009	Change
Revenues	$8,580	$8,087	6%	$18,319	$17,686	4%
Segment operating income (1)	$1,757	$1,526	15%	$3,332	$2,970	12%
Net income (2)	$953	$613	55%	$1,797	$1,458	23%
Diluted EPS (2)	$0.48	$0.33	45%	$0.93	$0.78	19%
Cash provided by operations	$1,574	$1,805	(13)%	$2,489	$2,067	20%
Free cash flow (1)	$1,074	$1,347	(20)%	$1,682	$1,318	28%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling (minority) interests.

SEGMENT RESULTS

The following table summarizes the second quarter and six-month segment operating results for fiscal 2010 and 2009 (in millions):

	Quarter Ended			Six Months Ended
	April 3, 2010	March 28, 2009	Change	April 3, 2010	March 28, 2009	Change
Revenues:
Media Networks	$3,844	$3,620	6%	$8,019	$7,523	7%
Parks and Resorts	2,449	2,407	2%	5,111	5,072	1%
Studio Entertainment	1,536	1,435	7%	3,471	3,380	3%
Consumer Products	596	496	20%	1,342	1,269	6%
Interactive Media	155	129	20%	376	442	(15)%

	$8,580	$8,087	6%	$18,319	$17,686	4%

Segment operating income (loss):
Media Networks	$1,306	$1,306	—%	$2,030	$1,961	4%
Parks and Resorts	150	171	(12)%	525	553	(5)%
Studio Entertainment	223	13	>100%	466	200	>100%
Consumer Products	133	97	37%	376	362	4%
Interactive Media	(55)	(61)	10%	(65)	(106)	39%

	$1,757	$1,526	15%	$3,332	$2,970	12%

Media Networks

Media Networks revenues for the quarter increased 6% to $3.8 billion and segment operating income was flat at $1.3 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Six Months Ended
	April 3, 2010	March 28, 2009	Change	April 3, 2010	March 28, 2009	Change
Revenues:
Cable Networks	$2,412	$2,204	9%	$5,066	$4,656	9%
Broadcasting	1,432	1,416	1%	2,953	2,867	3%

	$3,844	$3,620	6%	$8,019	$7,523	7%

Segment operating income:
Cable Networks	$1,183	$1,144	3%	$1,727	$1,661	4%
Broadcasting	123	162	(24)%	303	300	1%

	$1,306	$1,306	—%	$2,030	$1,961	4%

Cable Networks

Operating income at Cable Networks increased $39 million to $1.2 billion for the quarter driven by an increase at ESPN due to higher affiliate revenue and, to a lesser extent, advertising revenue, partially offset by higher programming costs. The increase in affiliate revenue was due to higher contractual rates and subscriber growth, which was driven by the launch of a new network in the United Kingdom, while higher advertising revenue was due to an increase in sold inventory, partially offset by lower ratings. Higher programming and production costs reflected costs for soccer programming rights for the new network in the United Kingdom and higher contractual costs for college basketball and NBA programming. At the worldwide Disney Channels higher affiliate and advertising revenues were offset by higher programming costs and sales and distribution expenses.

Broadcasting

Operating income at Broadcasting decreased $39 million to $123 million for the quarter primarily due to decreased primetime and news advertising revenues at the ABC Television Network, higher production cost amortization related to sales of ABC Studios productions and higher primetime programming costs. These decreases were partially offset by higher advertising revenues at the owned television stations and lower bad debt expense driven by recoveries of previously reserved syndication customer receivables. The decrease in advertising revenues at the ABC Television Network was driven by lower ratings, partially offset by higher rates and sold inventory.

Parks and Resorts

Parks and Resorts revenues for the quarter increased 2% to $2.4 billion and segment operating income decreased 12% to $150 million. Results for the quarter were driven by a decrease at Disney Cruise Line due to higher fuel costs and promotional activity.

Operating income at our domestic parks was essentially flat as higher guest spending was offset by decreased attendance and occupied room nights and higher costs. Higher guest spending was primarily due to higher average ticket prices. Increased costs reflected labor and other cost inflation and higher pension and postretirement medical costs, partially offset by lower volume-related costs and savings from cost mitigation activities. Decreased attendance in part reflected an unfavorable net impact due to a shift in the timing of the New Year’s and Easter holiday periods relative to our fiscal periods.

Results at our international operations were essentially flat as increased attendance and hotel occupancy at Hong Kong Disneyland Resort was offset by decreased attendance and lower hotel occupancy at Disneyland Paris.

Studio Entertainment

Studio Entertainment revenues for the quarter increased 7% to $1.5 billion and segment operating income increased $210 million to $223 million. Higher operating income was primarily due to an increase in worldwide theatrical distribution.

The increase in worldwide theatrical distribution was primarily due to the strong performance of Alice in Wonderland in the current quarter, compared to Confessions of a Shopaholic and Race to Witch Mountain in the prior-year quarter, and lower distribution expense for future releases in the domestic market.

Consumer Products

Consumer Products revenues for the quarter increased 20% to $596 million and segment operating income increased 37% to $133 million.

The increase in segment operating income reflected growth at Merchandise Licensing, an increase at Publishing driven by Marvel titles, and improvement at our retail business driven by higher comparable store sales at the Disney Stores North America. The increase at Merchandise Licensing was driven by higher earned revenue led by the strong performance of Toy Story and Marvel merchandise, partially offset by amortization of Marvel acquisition intangible assets.

Interactive Media

Interactive Media revenues for the quarter increased 20% to $155 million and operating results improved from a loss of $61 million in the prior-year quarter to a loss of $55 million in the current quarter.

Improved operating results reflected higher Club Penguin subscription revenues and lower video game inventory costs, partially offset by higher internet product development and sales and marketing costs.

OTHER FINANCIAL INFORMATION

Restructuring and Impairment Charges

The Company recorded $71 million of restructuring and impairment charges in the current quarter primarily related to the closure of a Studio production facility.

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	April 3, 2010	March 28, 2009
Interest expense	$(147)	$(150)
Interest and investment income	17	22

Net interest expense	$(130)	$(128)

The decrease in interest expense for the quarter was primarily due to lower effective interest rates, partially offset by expense related to the early redemption of a film financing borrowing.

The decrease in interest and investment income was primarily due to lower effective interest rates.

Income Taxes

The effective income tax rate for the current quarter was 35.0% compared to 34.8% in the prior-year quarter. The current quarter included a charge to reflect the loss of a tax benefit related to Medicare Part D subsidies as a result of the recently enacted healthcare reform legislation and a benefit from the favorable resolution of certain prior-year tax matters.

Cash Flow

Cash provided by operations and free cash flow were as follows (in millions):

	Six Months Ended
	April 3, 2010	March 28, 2009	Change
Cash provided by operations	$2,489	$2,067	$422
Investments in parks, resorts and other property	(807)	(749)	(58)

Free cash flow (1)	$1,682	$1,318	$364

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

The increase in cash provided by operations was driven by higher segment operating results.

The increase in capital expenditures reflected the expansion at Disney’s California Adventure and Hong Kong Disneyland Resort, the construction of a Disney Vacation Club Resort in Hawaii and higher construction progress payments on two new cruise ships. These increases were partially offset by decreased spending on broadcast and production facilities.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property by segment were as follows (in millions):

	Six Months Ended
	April 3, 2010	March 28, 2009
Media Networks
Cable Networks	$31	$51
Broadcasting	29	64

Total Media Networks	60	115

Parks and Resorts
Domestic	559	457
International	85	46

Total Parks and Resorts	644	503

Studio Entertainment	38	83
Consumer Products	24	13
Interactive Media	7	10
Corporate	34	25

Total investments in parks, resorts and other property	$807	$749

Depreciation expense is as follows (in millions):

	Six Months Ended
	April 3, 2010	March 28, 2009
Media Networks
Cable Networks	$58	$56
Broadcasting	48	44

Total Media Networks	106	100

Parks and Resorts
Domestic	409	406
International	171	156

Total Parks and Resorts	580	562

Studio Entertainment	28	24
Consumer Products	14	13
Interactive Media	13	13
Corporate	64	64

Total depreciation expense	$805	$776

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	April 3, 2010	Oct. 3, 2009	Change
Current portion of borrowings	$2,241	$1,206	$1,035
Long-term borrowings	11,000	11,495	(495)

Total borrowings	13,241	12,701	540
Less: cash and cash equivalents	(3,075)	(3,417)	342

Net borrowings (1)	$10,166	$9,284	$882

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $2,639 million and $2,868 million attributable to Disneyland Paris and Hong Kong Disneyland Resort as of April 3, 2010 and October 3, 2009, respectively. Cash and cash equivalents attributable to Disneyland Paris and Hong Kong Disneyland Resort totaled $527 million and $606 million as of April 3, 2010 and October 3, 2009, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding the impact of certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. In the current quarter, these items included restructuring and impairment charges, a gain on the sale of an investment in a pay television service in Central Europe, and an accounting gain related to the acquisition of the Disney Stores in Japan. In the prior-year quarter, we excluded restructuring and impairment charges. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business. The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Quarter Ended			Six Months Ended
	April 3, 2010	March 28, 2009	Change	April 3, 2010	March 28, 2009	Change
Diluted EPS as reported	$0.48	$0.33	45%	$0.93	$0.78	19%
Exclude:
Restructuring and impairment charges	0.02	0.11	(82)%	0.06	0.11	(45)%
Other income (1)	(0.02)	—	nm	(0.03)	(0.04)	25%

Diluted EPS excluding certain items (2)	$0.48	$0.43	12%	$0.95	$0.85	12%

(1)

Other income for the current six months consists of gains on the sales of our investments in television services in Europe in the first and second quarters, and an accounting gain related to the acquisition of the Disney Stores in Japan in the second quarter. Other income for the prior-year six months consists of a gain on the sale of an investment in two pay television services in Latin America.

(2)	Diluted EPS excluding certain items may not equal the sum of the column due to rounding.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Six Months Ended
	April 3, 2010	March 28, 2009	April 3, 2010	March 28, 2009
Segment operating income	$1,757	$1,526	$3,332	$2,970
Corporate and unallocated shared expenses	(91)	(92)	(163)	(172)
Restructuring and impairment charges	(71)	(305)	(176)	(305)
Other income	70	—	97	114
Net interest expense	(130)	(128)	(233)	(267)

Income before income taxes	1,535	1,001	2,857	2,340
Income taxes	(537)	(348)	(1,015)	(836)

Net income	$998	$653	$1,842	$1,504

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, May 11, 2010, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through May 18, 2010 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 3, 2009 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	April 3, 2010	March 28, 2009	April 3, 2010	March 28, 2009
Revenues	$8,580	$8,087	$18,319	$17,686
Costs and expenses	(7,068)	(6,800)	(15,393)	(15,182)
Restructuring and impairment charges	(71)	(305)	(176)	(305)
Other income	70	—	97	114
Net interest expense	(130)	(128)	(233)	(267)
Equity in the income of investees	154	147	243	294

Income before income taxes	1,535	1,001	2,857	2,340
Income taxes	(537)	(348)	(1,015)	(836)

Net income	998	653	1,842	1,504
Less: Net income attributable to noncontrolling interests	(45)	(40)	(45)	(46)

Net income attributable to The Walt Disney Company (Disney)	$953	$613	$1,797	$1,458

Earnings per share attributable to Disney:
Diluted	$0.48	$0.33	$0.93	$0.78

Basic	$0.49	$0.33	$0.94	$0.79

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,973	1,868	1,938	1,870

Basic	1,940	1,855	1,903	1,854

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	April 3, 2010	October 3, 2009
ASSETS
Current assets
Cash and cash equivalents	$3,075	$3,417
Receivables	5,478	4,854
Inventories	1,225	1,271
Television costs	951	631
Deferred income taxes	1,162	1,140
Other current assets	596	576

Total current assets	12,487	11,889
Film and television costs	5,190	5,125
Investments	2,607	2,554
Parks, resorts and other property, at cost
Attractions, buildings and equipment	32,396	32,475
Accumulated depreciation	(17,884)	(17,395)

	14,512	15,080
Projects in progress	1,664	1,350
Land	1,158	1,167

Total parks, resorts and other property, at cost	17,334	17,597
Intangible assets, net	5,091	2,247
Goodwill	23,691	21,683
Other assets	2,360	2,022

	$68,760	$63,117

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$4,879	$5,616
Current portion of borrowings	2,241	1,206
Unearned royalties and other advances	2,932	2,112

Total current liabilities	10,052	8,934
Borrowings	11,000	11,495
Deferred income taxes	3,085	1,819
Other long-term liabilities	5,654	5,444
Commitments and contingencies
Disney Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 3.6 billion shares, Issued – 2.6 billion shares	28,100	27,038
Retained earnings	32,173	31,033
Accumulated other comprehensive loss	(1,559)	(1,644)

	58,714	56,427
Treasury stock, at cost, 730.8 million shares at April 3, 2010 and 781.7 million shares at October 3, 2009	(21,234)	(22,693)

Total Disney Shareholders’ equity	37,480	33,734
Noncontrolling interests	1,489	1,691

Total equity	38,969	35,425

	$68,760	$63,117

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Six Months Ended
	April 3, 2010	March 28, 2009
OPERATING ACTIVITIES
Net income	$1,842	$1,504
Depreciation and amortization	847	802
Gains on sales of equity investments	(75)	(114)
Deferred income taxes	235	(49)
Equity in the income of investees	(243)	(294)
Cash distributions received from equity investees	202	258
Net change in film and television costs	(481)	(537)
Equity-based compensation	272	225
Impairment charges	96	203
Other	(78)	(72)
Changes in operating assets and liabilities:
Receivables	(348)	454
Inventories	66	(74)
Other assets	58	(32)
Accounts payable and other accrued liabilities	330	(182)
Income taxes	(234)	(25)

Cash provided by operations	2,489	2,067

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(807)	(749)
Proceeds from sales of equity investments	115	185
Acquisitions	(2,261)	(146)
Other	(25)	(3)

Cash used in investing activities	(2,978)	(713)

FINANCING ACTIVITIES
Commercial paper borrowings/repayments, net	974	(919)
Borrowings	—	1,739
Reduction of borrowings	(243)	(726)
Dividends	(653)	(648)
Repurchases of common stock	(240)	(104)
Exercise of stock options and other	309	(328)

Cash provided by (used in) financing activities	147	(986)

(Decrease)/increase in cash and cash equivalents	(342)	368
Cash and cash equivalents, beginning of period	3,417	3,001

Cash and cash equivalents, end of period	$3,075	$3,369